Exhibit 5.3

Reed Elsevier N.V. Radarweg 29 1043 NX Amsterdam			AMSTERDAM Strawinskylaan 10 1077 XZ Amsterdam
The Netherlands	T	+	31 20 485 7000
	Direct T	+	31 20 485 7620
	F	+	31 20 485 7001
	Direct F	+	31 20 517 7620
	E		thijs.flokstra@freshfields.com
	W		freshfields.com

	DOC ID		AMS4006790

	OUR REF		TPF/IvD
24 April 2015

Dear Sirs,

RELX Capital Inc. Guaranteed Debt Securities

INTRODUCTION

1. We have acted as Dutch legal advisers to Reed Elsevier N.V. (the Company) in relation to joint and several guarantees given by the Company and Reed Elsevier PLC (REPLC) in connection with the issues from time to time by RELX Capital Inc. (the Issuer) of Debt Securities (the Issues).

2. We have been asked by the Company to deliver our opinion in respect of the Issues for the purposes of the Registration Statement on Form F-3 (filed on 24 April 2015 (the Registration Statement) filed by the Issuer, REPLC and the Company with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933 as amended (the Act). The Registration Statement relates to the offering from time to time of debt securities (the Debt Securities) of the Issuer, unconditionally guaranteed, on a joint and several basis, as to principal, interest, if any, and premium, if any, by REPLC and the Company. The Debt Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, the Prospectus contained therein and supplements to the Prospectus pursuant to Rule 415 under the Act. The Debt Securities will be issued under the Indenture.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Bank account:

Stg Beh Derdengld Freshfields Bruckhaus Deringer LLP, ABN AMRO Bank N.V., IBAN: NL14ABNA0256049947, BIC: ABNANL2R

Abu Dhabi Amsterdam Bahrain Beijing Berlin Brussels Cologne Dubai Düsseldorf

Frankfurt am Main Hamburg Hanoi Ho Chi Minh City Hong Kong London Madrid Milan

Moscow Munich New York Paris Rome Shanghai Singapore Tokyo Vienna Washington

3. Words and expressions defined in paragraph 4 below shall, unless the context otherwise requires, bear the same respective meaning when used in this opinion.

DOCUMENTS REVIEWED

4. In rendering the opinions set out below we have examined the following documents:

(a)	a facsimile copy of an extract from the Commercial Register of the Dutch Chamber of Commerce (the Commercial Register) dated 24 April 2015 relating to the Company, and confirmed upon our request by the Commercial Register by telephone to be correct as at the date hereof (the Extract);

(b)	a scanned copy of the articles of association of the Company dated 24 April 2014 which, according to the Extract, are the Company’s articles of association currently in force and effect (the Articles of Association);

(c)	executed copies of:

(i)	an extract certified by the company secretary of the Company dated 24 April 2015 in relation to the minutes of the combined board (gecombineerde raad) of the Company dated 24 February 2015;

(ii)	resolutions of the committee of the combined board of the Company certified by the company secretary on 24 April 2015;

(d)	a copy of the indenture (the Indenture) between The Bank of New York Mellon (as successor to The Chase Manhattan Bank), as trustee, the Issuer, REPLC and RENV and dated as of 9 May 1995 and a copy of each supplemental indenture thereto (being the Supplemental Indenture No 1 executed and delivered on March 2, 1998, the Supplemental Indenture No 2 executed and delivered on May 26, 1998, the Third Supplemental Indenture executed and delivered on February 21, 2001, the Fourth Supplemental Indenture executed and delivered on July 25, 2001 and the Fifth Supplemental Indenture executed and delivered on January 16, 2009);

(e)	a copy of the form of Debt Securities incorporated by reference as an exhibit to the Registration Statement;

(f)	a copy of the Registration Statement; and

(g)	the responsible officer’s certificate of the Company dated 24 April 2015 (the Responsible Officer’s Certificate).

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The documents referred to above in items (a) to (g) (inclusive) are herein referred to as the Documents; the documents referred to above in items (b) and (c) are herein referred to as the Corporate Documents and the documents referred to above in item (c) are herein referred to as the Resolutions. Each Debt Security and the Indenture are together referred to as the Opinion Documents and sometimes are individually referred to as an Opinion Document.

NATURE OF OPINION AND OBSERVATIONS

5. This opinion is subject to the following limitations:

(a)	This opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Netherlands law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Netherlands law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above).

(b)	To the extent that the laws of the State of New York, the General Corporation Law of the State of Delaware and any applicable federal laws of the United States of America (upon all of which you have received the advice of Simpson Thacher & Bartlett LLP) or the laws of England and Wales may be relevant, we have made no independent investigation of such laws and our opinion is subject to the effect of such laws including the matters contained in the opinions of Simpson Thacher & Bartlett LLP and Freshfields Bruckhaus Deringer LLP, London office. We express no views on the validity of the matters set out in such opinions.

(c)	We express no opinion on any taxation laws of any jurisdiction (including the Netherlands).

(d)	We have not considered whether the transactions contemplated by the Documents comply with anti-trust, competition, public procurement or state aid laws, nor whether any filings or clearances are required under such laws.

(e)	We express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands).

(f)	We express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Documents will not contravene Netherlands law, its application or interpretation if altered in the future.

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(g)	We express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein.

(h)	In rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Netherlands law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials.

(i)	We have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter.

(j)	We have not been responsible for verifying the accuracy or correctness of any formula or ratio (whether expressed in words or symbols) or financial schedule contained in the Documents, or any cash flow model used or to be used in connection with the transactions contemplated thereby, or whether such formula, ratio, financial schedule or cash flow model appropriately reflects the commercial arrangements between the parties.

(k)	We have not been involved in the preparation or negotiation of the Documents, and have reviewed them only for the limited purpose of giving this opinion. Accordingly, we express no view as to the suitability of the Documents or of their provisions or their general compliance with market practice or any commercial aspects of the Documents.

(l)	Netherlands legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions.

(m)	This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by the laws of the Netherlands.

(n)	This opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

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(o)	The opinions expressed in this opinion letter have no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Documents.

(p)	All references in this opinion letter and its schedules to the Netherlands and Netherlands law are to the European part of the Netherlands and its law, respectively, only.

OPINION

6. On the basis of the documents, agreements and other materials known to us, which we consider necessary for the purpose of issuing this opinion, and subject to, the foregoing, the assumptions in Schedule 1 and the qualifications in Schedule 2 , we are of the opinion that as at the date hereof:

Corporate authorisation

(a)	the entry into the Documents has been duly authorised by all necessary corporate action on the part of the Company; and

Enforceability

(b)	On the assumption and to the extent that the obligations of the Company under the Opinion Documents constitute legal, valid and binding obligations of the Company enforceable in accordance with all applicable laws (including the laws of the State of New York) other than the laws of the Netherlands, the obligations of the Company under the Opinion Documents, when executed and delivered by the Company as provided in the Indenture, will be recognised by, and enforceable in, the Dutch courts subject to and in accordance with the provisions set out below.

BENEFIT OF OPINION

7. This opinion is addressed to you for your own benefit in relation to the Transaction.

8. We consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

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SCHEDULE 1

ASSUMPTIONS

In rendering the opinions in this opinion letter we have assumed that:

Authenticity of documents

(a)	all documents reviewed by us and submitted to us as originals are true, complete and authentic; all documents reviewed by us, retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies, are in conformity with the originals and such originals are true, complete and authentic; and the signatures on all such documents are genuine;

Corporate power

(b)	the information set forth in the Extract is accurate and complete on the date hereof;

(c)	the Articles of Association of the Company which we have examined are those in force and the Resolutions which we have examined were passed at meetings duly convened and held, have not been amended, rescinded, modified or revoked and are in full force and effect and the certifications in the Responsible Officer’s Certificate are true and accurate as at the date hereof and will be true and correct as at the date of the Issues;

Enforceability

(d)	each of the parties to the Opinion Documents (other than the Company) (i) has been validly incorporated, is validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) has the power, capacity and authority to enter into, execute and deliver the Opinion Documents to which it is a party and to exercise its rights and perform its obligations thereunder, and (iii) has duly authorised and validly executed and, to the extent relevant, delivered all Opinion Documents to which it is a party;

(e)	each of the Opinion Documents constitute the legal, valid, binding and enforceable obligations of each party thereto (other than the Company) enforceable against such party in accordance with its terms;

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(f)	under the laws of the State of New York to which the Opinion Documents are expressed to be subject and under any other applicable laws (other than Netherlands law), (i) the Company has validly executed and, to the extent relevant, delivered, the Opinion Documents and (ii) the Opinion Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms;

(g)	the Opinion Documents properly represent the intentions (wil) of the parties thereto formed free of error, fraud, duress or abuse of circumstances;

(h)	all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws (other than, in the case of the Company, the laws of the Netherlands) in order to permit the execution, delivery or performance of the Opinion Documents or to perfect, protect or preserve any of the interests created by the Opinion Documents, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations;

(i)	the Opinion Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(j)	the representations and warranties by the respective parties in the Opinion Documents (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made, and that the terms of the Opinion Documents have been and will be observed and performed by the parties thereto;

(k)	the parties have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and that performance and enforcement of the Opinion Documents is, and will continue to be, consistent with all such laws and regulations; and

Jurisdiction

(l)	the submission by the Company to the jurisdiction of the U.S. Federal or New York State court in the Borough of Manhattan, City of New York, New York with regard to any disputes under the Opinion Documents is valid and binding under the laws of any applicable jurisdiction (other than the Netherlands) and the U.S. Federal or New York State court in the Borough of Manhattan, City of New York, New York will assume jurisdiction on the basis thereof.

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SCHEDULE 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

Insolvency proceedings

(a)	our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, suspension of payments, emergency and other similar rules and laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time in effect; no opinion is given or implied herein that if insolvency proceedings would be opened with respect to the Company, such insolvency proceedings would be opened in the Netherlands or be governed by Netherlands law; no opinion is given or implied herein on the effects of any foreign laws that may apply in such insolvency proceedings pursuant to the Insolvency Regulation or otherwise;

(b)	a power of attorney (volmacht) or mandate (lastgeving) (i) can under Netherlands law only be made irrevocable to the extent its object is the performance of juridical acts (rechtshandelingen) in the interest of the representative appointed thereby or of a third party (and subject to the power of the court to amend or disapply the provisions by which it is made irrevocable for serious reasons (gewichtige redenen) and (ii) will terminate or become ineffective upon Insolvency Proceedings being opened under Netherlands law with respect to the issuer thereof (irrespective of the law applicable to the power of attorney);

Enforceability

(c)	our opinions with respect to the validity or enforceability of the Documents or any legal act (rechtshandeling) forming part thereof or contemplated thereby are subject to and limited by the protection afforded by Netherlands law to creditors whose interests have been adversely affected pursuant to the rules of Netherlands law relating to (x) unlawful acts (onrechtmatige daden) based on Section 6:162 et seq. of the Netherlands Civil Code (Burgerlijk Wetboek) and (y) fraudulent conveyance or preference (actio pauliana) within the meaning of Section 3:45 of the Netherlands Civil Code (Burgerlijk Wetboek) and/or Section 42 et seq. of the Netherlands Bankruptcy Act (Faillissementswet);

(d)

the terms “enforceable” and “enforceability” as used in this opinion letter indicate that the relevant obligations are of a type for which Netherlands law generally provides a remedy; they do not imply that the obligations and remedies provided in

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the Opinion Documents would always be enforceable in accordance with their specific terms; enforcement in the courts of the Netherlands will in any event be subject to the acceptance by such courts of jurisdiction, the availability of defences and the nature of the remedies available in the Netherlands courts;

(e)	any enforcement of the Documents and foreign judgments in the Netherlands will be subject to the rules of civil procedure as applied by the courts of the Netherlands; service of process for any proceedings before the Dutch courts must be performed in accordance with Dutch rules of civil procedure; the taking of concurrent proceedings in more than one jurisdiction in which, in case of proceedings initiated on or after 10 January 2015, the Recast Judgments Regulation, the Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters of 27 September 1968 (the Brussels Convention), the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters (the 1988 Lugano Convention) or the 2007 Lugano Convention on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters (the 2007 Lugano Convention and together with the Brussels Convention and the 1988 Lugano Convention, the Conventions), is applicable, may be precluded by (i) section 21 of the Brussels Convention or the 1988 Lugano Convention and, in case of proceedings initiated on or after 10 January 2015, by section 27 of the Recast Judgments Regulation or (ii) the 2007 Lugano Convention; as regards jurisdiction generally, the Dutch courts have powers to stay proceedings if concurrent proceedings are brought elsewhere; furthermore, the ability of any party to assume control over another party’s proceedings before the Dutch courts may be limited by Dutch rules of civil procedure;

(f)	the concept of “delivery” of a document is not known under Netherlands law and, therefore, delivery of a document is not required under Netherlands law in order to render a document valid, legally binding and enforceable;

(g)	it is uncertain under Netherlands law whether, upon the enforcement of a money judgment expressed in a foreign currency against assets situated in the Netherlands by way of an enforced sale (executieverkoop), proceeds can be obtained in such foreign currency;

(h)	if Insolvency Proceedings would be opened with respect to the Company under Netherlands law, claims of which payment is sought from the estate (and not from the enforcement of collateral security) in any currency other than Euro must be valued on the basis of the exchange rate prevailing on the date on which such Insolvency Proceedings are opened;

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(i)	no opinion is given herein with respect to the validity and effect of any provision in the Opinion Documents excluding the right of any party thereto to claim the nullity or the dissolution thereof;

(j)	the Company may in certain circumstances have to comply with reporting requirements in connection with payments made to and by the Company under the Opinion Documents pursuant to the Financial Foreign Relations Act 1994 (Wet financiële betrekkingen buitenland 1994) and the rules promulgated thereunder;

(k)	any provision in the Opinion Documents to the effect that such agreements or any of the provisions thereof shall be binding on the assigns (rechtsopvolgers niet onder algemene titel) of any party thereto may not be enforceable in the Netherlands against any such assign in the absence of any further agreement to that effect with any such assign;

(l)	no opinion is given herein with respect to (i) any authorisation which any of the parties to the Opinion Documents (other than the Company) may require under the Netherlands Financial Supervision Act (Wet op het financieel toezicht) or the Trust Offices Supervision Act (Wet toezicht trustkantoren) in order to perform the activities and services contemplated by the Opinion Documents or (ii) the consequences of the lack of such authorisation on the Opinion Documents;

(m)	the amount of any payment under the Opinion Documents which is in the nature of a penalty or liquidated damage payment may be mitigated by order of the court if this is manifestly required in the interest of fairness;

(n)	with respect to the obligations of the Company under any of the Opinion Documents, the courts of the Netherlands may (i) apply Netherlands law in a situation where those rules are mandatory irrespective of the law otherwise applicable to any of the Opinion Documents, (ii) give effect to the mandatory rules or the law of any other country with which the situation has a close connection, if and insofar as, under law of such country, those rules must be applied whatever the law applicable to any of the Opinion Documents, (iii) refuse the application of a rule of the law of any country otherwise applicable to any of the Opinion Documents, if such application is manifestly incompatible with the public policy (“ordre public”) of the Netherlands and (iv) have regard to the laws of the country in which performance takes place as to the manner of performance and the steps to be taken in the event of defective performance;

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Jurisdiction

(o)	the recognition of the submission by the Company to the jurisdiction of the U.S. Federal or New York State court in the Borough of Manhattan, City of New York, New York with respect to the Opinion Documents will be subject to the conditions and limitations of domestic Netherlands rules of civil procedure, such as the limitation that the application for provisional, including protective, measures which are available under the laws of a jurisdiction may be made to the courts of such jurisdiction;

Non-contractual obligations

(p)	the law applicable to any non-contractual obligations arising out of or in connection with the Opinion Documents will be determined in accordance with Regulation (EC) No. 864/2007 on the law applicable to non-contractual obligations (the Rome II Regulation), provided that (x) the relevant non-contractual obligation is within the scope of the Rome II Regulation, (y) the choice of the laws of the State of New York, United States of America, as the governing law of the Opinion Documents is permitted by the Rome II Regulation and (z) the events giving rise to the damage occur after 11 January 2009; and

Foreign documents

(q)	the opinion and other statements expressed herein relating to the Opinion Documents are subject to the qualification that as Dutch lawyers we are not qualified or able to assess the true meaning and purport under applicable law (other than Netherlands law) of the terms of the Opinion Documents and the obligations thereunder of the parties thereto, and we have made no investigation of such meaning and purport; our review of the Opinion Documents and any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of such documents as they appear to us on the basis of such review and only in respect of any involvement of Netherlands law.

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